Exhibit 99.1

Communications and Investor Relations Phone 865.560.5007 • Fax 865.531.9938 9721 Sherrill Blvd.• Knoxville, TN 37932

news release

Scripps Networks Interactive announces $1 billion share repurchase program

For immediate release

June 30, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) announced that its Board of Directors has authorized a $1 billion share repurchase program.

As part of this program, the company agreed to repurchase 6,430,027 shares of its Class A Common Shares for approximately $300 million, or $46.66 per share, from The Edward W. Scripps Trust, the company’s controlling shareholder. The remaining $700 million authorization is for the general repurchase of Class A Common Shares on the open market or through private transactions. The timing of purchases for the authorization will be based on market conditions and other factors. The share repurchase program announced today replaces the board’s previous 5-million share authorization approved in 2008.

“The decision to repurchase shares from the Scripps Trust and initiate a meaningful share repurchase program demonstrates our faith in the financial strength of our lifestyle media businesses and the company’s ability to generate strong free cash flow,” said Kenneth W. Lowe, chairman, president and chief executive officer for Scripps Networks Interactive. “It also reflects our commitment to create value for shareholders; provides us with ample resources to meet operating requirements; and gives us the financial flexibility we need to invest in the company’s long-term growth.”

The Edward W. Scripps Trust will remain the company’s single largest shareholder with approximately 26 percent of the company’s Class A Common Shares following today’s transaction. The Trust also holds approximately 93 percent of the company’s controlling class of shares (Common Voting Shares), for which there is no public market.

The Trust has from time-to-time sold Class A Common Shares that it holds. The most recent previous sale was in November 2004 prior to the company’s separation in 2008 from The E. W. Scripps Company. The Trust has indicated to the company that at this time it has no further plans to reduce its holdings of the company’s Class A Common Shares.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: mike.gallentine@scrippsnetworks.com